FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Fourth Quarter and Full Year 2025 Results
Delivered FY2025 Record Revenue, Net Income and Adjusted EBITDA
WARRENDALE, PA – March 2, 2026 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), a building systems solutions firm that partners with building owners and operators who have mission-critical mechanical, electrical, plumbing, and controls (“MEPC”) systems, today announced its financial results for the quarter and year ended December 31, 2025.
Fourth Quarter 2025 Highlights Compared to Fourth Quarter 2024
•Total revenue increased 30.1% to a record $186.9 million compared to $143.7 million
•Owner Direct Relationships (“ODR”) revenue increased 51.8% to $145.0 million accounting for 77.6% of total revenue; ODR organic revenue growth was 23.9%
•Record net income of $12.3 million, or $1.02 per diluted share, compared to net income of $9.8 million, or $0.82 per diluted share
•Adjusted net income of $16.9 million, or $1.40 per adjusted diluted earnings per share, compared to adjusted net income of $13.8 million, or $1.15 per adjusted diluted earnings per share
•Record adjusted EBITDA of $27.2 million, up 30.8% from $20.8 million
•Announced a $50 million share repurchase program authorization
Full Year 2025 Highlights Compared to Full Year 2024
•Total revenue increased 24.7% to a record $646.8 million compared to $518.8 million; with organic revenue growth of 3.6%
•ODR revenue increased 40.6% to $485.7 million accounting for 75.1% of total revenue; ODR organic revenue growth was 17.0%
•Record full-year net income of $39.1 million, or $3.23 per diluted share, compared to $30.9 million, or $2.57 per diluted share
•Adjusted net income of $54.5 million, or $4.51 per adjusted diluted earnings per share, compared to adjusted net income of $43.2 million, or $3.60 per adjusted diluted earnings per share
•Record full-year adjusted EBITDA of $81.8 million, up 28.4% from $63.7 million
•Completed strategic acquisition of Pioneer Power, LLC (“Pioneer Power”)
Management Comments
“Limbach delivered record performance across multiple key metrics in 2025, including a return to significant top-line growth for the first time since 2020 as we continued our transition of the business to an ODR‑focused model,” said Mike McCann, President and Chief Executive Officer of Limbach. “We ended the year with ODR representing approximately 75% of revenue, achieving our stated target.
“During the year, we completed the acquisition of Pioneer Power, expanding our geographic reach to the Upper Midwest and enhancing our competitive positioning in key verticals, particularly within the industrial and manufacturing sector. The integration of Pioneer Power is progressing ahead of our expectations. We are now focusing on margin improvement, a critical component of our value creation model and part of our proven integration playbook.

“We continued to invest in our sales organization to pursue national accounts while maintaining strong local execution. This includes a focused effort to expand nationally across mission‑critical end markets, with particular emphasis on healthcare, large-scale data center infrastructure, and industrial and manufacturing, where sophisticated enterprise customers value technical depth, reliability, and disciplined direct engagement.
“With our strong balance sheet and durable business model, we believe we are well positioned to execute our growth strategy and become a leading long-term partner to building owners with mission critical systems. As we approach our 125th anniversary during 2026, we expect continued momentum. Our key strategic priorities for the year include driving ODR organic revenue growth, expanding margins through more evolved customer solutions, and executing disciplined capital allocation while scaling the business through acquisitions.”
The following are results for the three months ended December 31, 2025, compared to the three months ended December 31, 2024:
•Total revenue increased 30.1%, or $43.2 million, to $186.9 million from $143.7 million. The increase was primarily attributable to the acquisition of Pioneer Power. Of the total increase, acquisition-related revenue represented 22.9% of the increase, or $33.0 million, and organic revenue represented 7.1%, or $10.3 million.
◦ODR segment revenue increased 51.8%, or $49.5 million, to $145.0 million. Acquisition-related revenue represented 27.9% of the increase, or $26.6 million, while organic revenue represented 23.9%, or $22.8 million.
◦General Contractor Relationships (“GCR”) segment revenue decreased 13.0%, or $6.3 million, to $41.9 million. Organic revenue decreased 26.1%, or $12.6 million, as the Company continued its strategic focus on ODR, partially offset by a 13.1%, or $6.3 million increase in acquisition-related revenue.
•Total gross profit increased 10.4% to $48.1 million compared to $43.6 million. Total gross margin of 25.7% decreased from 30.3%.
◦    ODR gross profit increased 19.1%, or $5.8 million, from $30.6 million to $36.4 million while gross margin decreased from 32.1% to 25.1%, primarily due to the impact of Pioneer Power. Management is focused on improving Pioneer Power’s gross margin to align with the Company’s broader operating model as part of its value creation strategy for acquisitions. Gross margin improvement at Pioneer Power is expected throughout 2026 as the Company continues to further execute its value creation playbook.
◦    GCR gross profit decreased 10.2%, or $1.3 million, from $13.0 million to $11.6 million, primarily due to lower segment revenue; however, gross margin increased from 26.9% to 27.8% driven by the Company’s selective focus on higher quality projects.
•Selling, general and administrative (“SG&A”) expense increased by approximately $0.6 million to $28.0 million, compared to $27.4 million in the prior year period. The increase was primarily driven by $2.6 million of SG&A expenses associated with the acquired entities (Consolidated Mechanical, LLC (“Consolidated Mechanical”) and Pioneer Power), primarily offset by a decrease in payroll-related expenses within the Company’s existing business. SG&A expense as a percentage of revenue decreased to 15.0% compared to 19.1%, primarily due to increased revenue from the Pioneer Power acquisition.
•Interest expense was $0.8 million, an increase of $0.3 million, compared to $0.5 million in the prior year period. The increase in interest expense was driven by higher borrowings under the Company’s revolving credit facility to partially finance the Pioneer Power acquisition, as well as higher financing costs associated with a larger vehicle fleet.
•Interest income was less than $0.1 million compared to $0.5 million in the prior year quarter. This decrease was related to reduced cash and cash equivalent balances and lower yields on investments.
•Net income increased 25.0% to $12.3 million compared to $9.8 million. Diluted earnings per share was $1.02 compared to $0.82.
•Adjusted net income increased 22.6% to $16.9 million compared to $13.8 million. Adjusted diluted earnings per share was $1.40 compared to $1.15.
•Adjusted EBITDA increased 30.8% to $27.2 million compared to $20.8 million.
•Net cash provided by operating activities was $28.1 million compared to $19.3 million.

The following are results for the year ended December 31, 2025, compared to the year ended December 31, 2024:
•Total revenue increased 24.7%, or $128.0 million, from $518.8 million to $646.8 million. The increase was primarily attributable to the acquisitions of Pioneer Power, Consolidated Mechanical and Kent Island Mechanical, LLC (“Kent Island”). Of the total increase, acquisition-related revenue represented 21.0% of the increase, or $109.1 million, and organic revenue represented 3.6% of the increase, or $18.9 million.
◦ODR segment revenue increased 40.6%, or $140.2 million, to $485.7 million. Acquisition-related revenue represented 23.6% of the increase, or $81.4 million, while organic revenue represented 17.0% of the increase, or $58.8 million.
◦GCR segment revenue decreased 7.0%, or $12.2 million, to $161.1 million. Organic revenue decreased 23.0%, or $39.9 million, as the Company continued its strategic focus on ODR, partially offset by a 16.0%, or $27.7 million, increase in acquisition-related revenue.
•Total gross profit increased 17.4% to $169.3 million compared to $144.3 million. Total gross margin of 26.2% decreased from 27.8% in 2024.
◦    ODR gross profit increased 20.5%, or $22.1 million, from $107.8 million to $129.9 million on higher revenue while gross margin decreased from 31.2% to 26.7%, primarily due to the impact of Pioneer Power’s lower gross margin, as well as ODR-related project write-ups recognized in 2024 that did not recur in 2025.
◦    GCR gross profit increased 8.0%, or $2.9 million, from $36.5 million to $39.4 million, and gross margin increased to 24.5% from 21.1% driven by the Company’s intentional focus on higher quality projects.
•SG&A expense increased by $12.3 million to $109.5 million, compared to $97.2 million in the prior year period. The increase in total SG&A was primarily driven by $9.3 million of SG&A expenses associated with the acquisitions of Pioneer Power, Consolidated Mechanical and Kent Island. SG&A attributable to the existing business increased $3.0 million primarily due to a $1.2 million increase in non-cash stock-based compensation expenses and a $1.1 million increase in bad debt expense associated with the write-off of certain customer receivables that were deemed uncollectible. SG&A expense as a percentage of revenue decreased to 16.9% compared to 18.7%, primarily due to increased revenue from the Pioneer Power acquisition.
•Interest expense was $3.1 million, an increase of $1.3 million, compared to $1.9 million. The increase in interest expense was driven by higher borrowings under the Company’s revolving credit facility to partially finance the Pioneer Power acquisition, as well as higher financing costs associated with a larger vehicle fleet.
•Interest income was $0.8 million, a decrease of $1.4 million, compared to $2.2 million. This decrease was related to reduced cash and cash equivalent balances and lower yields on investments.
•Net income increased 26.5% to $39.1 million from $30.9 million. Diluted earnings per share was $3.23 compared to $2.57 in the prior year.
•Adjusted net income increased 26.0% to $54.5 million compared to $43.2 million. Adjusted diluted earnings per share was $4.51 compared to $3.60.
•Adjusted EBITDA increased 28.4% to $81.8 million compared to $63.7 million.
•Net cash provided by operating activities was $45.7 million compared to $36.8 million in the prior year, primarily due to the acquisitions of Pioneer Power, Consolidated Mechanical and Kent Island.
Balance Sheet
At December 31, 2025, cash and cash equivalents were $11.3 million. Current assets were $195.0 million and current liabilities were $135.1 million, representing a current ratio of 1.44x compared to 1.46x at December 31, 2024. At December 31, 2025, the Company had $10.0 million drawn under its revolving credit facility and $5.1 million drawn under its standby letters of credit.
2026 Guidance

The Company is providing its full year 2026 guidance, as summarized in the table below:

Revenue	$730 million - $760 million
Adjusted EBITDA	$90 million - $94 million

Assumptions:
Total organic revenue growth(1)	4 - 8%
ODR revenue as a percentage of total revenue	75 - 80%
ODR organic revenue growth(1)	9 - 12%
Gross margin percentage	26 - 27%
SG&A expense as a percentage of total revenue	15 - 17%
Free cash flow(2)	75% of Adjusted EBITDA
(1) The Company discloses organic revenue and organic revenue growth, which are non-GAAP financial measures, to provide investors with insight into the performance of the Company's existing operations, excluding the impact of acquisitions. These measures are not defined under GAAP and should not be considered as an alternative to total revenue growth or segment-related revenue growth as determined in accordance with GAAP. Refer to additional information at the end of this release regarding certain non-GAAP supplemental revenue disclosures.
(2) Free cash flow is defined as cash flow from operating activities excluding changes in working capital minus capital expenditures (excluding investment in rental equipment).
With respect to projected 2026 Adjusted EBITDA guidance and Adjusted EBITDA Margin (and the assumptions underlying those projections), a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA (and components that go into the calculation of Adjusted EBITDA). The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details
Date:     Tuesday, March 3, 2026
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (877) 407-6176
International callers:    +1 (201) 689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at https://www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=LnURlC1E. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm that designs, delivers, and maintains mechanical (heating, ventilation, and air conditioning), electrical, plumbing, and controls (“MEPC”) systems that support life’s most important moments. We partner with building owners and operators of mission-critical facilities across healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment markets. With approximately 1,500 team members across 21 offices throughout the Eastern and Midwestern regions of the United States, we strive to be an indispensable partner by combining our national capabilities with strong local execution and talent to deliver proactive, safe, and reliable solutions for complex facilities. Operating on a connected platform, we integrate engineering expertise with field execution to provide customized MEPC infrastructure solutions that address both operational and capital project needs, optimizing performance, enhancing reliability, and ensuring long-term safety.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts.

Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, projected full year 2025 organic ODR revenue growth, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements also may include our assumptions related to our 2026 guidance of full year revenue and Adjusted EBITDA. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Financial Profiles, Inc.
Lisa Fortuna
LMB-IR@limbachinc.com

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	(Unaudited) For the Quarter Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
Revenue	$186,872	$143,650	$646,804	$518,781
Cost of revenue	138,788	100,079	477,490	374,500
Gross profit	48,084	43,571	169,314	144,281
Operating expenses:
Selling, general and administrative	28,038	27,399	109,518	97,199
Acquisition-related retention expense and contingent consideration	153	1,426	1,985	3,770
Amortization of intangibles	2,337	1,732	8,357	4,688
Total operating expenses	30,528	30,557	119,860	105,657
Operating income	17,556	13,014	49,454	38,624
Other (expenses) income:
Interest expense	(821)	(494)	(3,133)	(1,869)
Interest income	23	493	815	2,227
(Loss) gain on change in fair value of interest swap	(16)	164	(191)	34
Gain on disposition of property and equipment	577	294	1,684	950
Total other (expenses) income	(237)	457	(825)	1,342
Income before income taxes	17,319	13,471	48,629	39,966
Income tax provision	5,019	3,629	9,565	9,091
Net income	$12,300	$9,842	$39,064	$30,875

Earnings Per Share (“EPS”)
Net income per share:
Basic	$1.06	$0.87	$3.37	$2.75
Diluted	$1.02	$0.82	$3.23	$2.57
Weighted average number of shares outstanding:
Basic	11,626,814	11,273,101	11,575,083	11,243,714
Diluted	12,078,214	12,066,569	12,079,583	12,027,398

LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$11,345	$44,930
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $396 and $387, respectively)	133,205	119,659
Contract assets, net	45,467	47,549
Advances to and equity in joint ventures, net	5	5
Other current assets	4,962	8,126
Total current assets	195,049	220,334

Property and equipment, net	43,309	30,126
Intangible assets, net	49,187	41,228
Goodwill	70,600	33,034
Operating lease right-of-use assets	19,792	21,539
Deferred tax asset	2,917	5,531
Other assets	276	337
Total assets	$381,130	$352,129

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,031	$3,314
Current operating lease liabilities	4,379	4,093
Accounts payable, including retainage	74,172	60,814
Contract liabilities, net	20,936	44,519
Accrued income taxes	1,152	1,470
Accrued expenses and other current liabilities	29,416	36,827
Total current liabilities	135,086	151,037
Long-term debt	30,536	23,554
Long-term operating lease liabilities	15,925	17,766
Other long-term liabilities	3,922	6,281
Total liabilities	185,469	198,638
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, no shares issued and outstanding ($0 redemption value)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,806,466 and 11,452,753, respectively; 11,626,814 and 11,273,101 outstanding, respectively	1	1
Additional paid-in capital	97,335	94,229
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	100,325	61,261
Total stockholders’ equity	195,661	153,491
Total liabilities and stockholders’ equity	$381,130	$352,129

LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$39,064	$30,875
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,133	11,888
Noncash operating lease expense	4,077	4,115
Provision for credit losses	404	201
Non-cash stock-based compensation expense	7,016	5,773
Amortization of debt issuance costs	54	43
Deferred income tax provision	2,614	(352)
Gain on sale of property and equipment	(1,684)	(950)
Loss (gain) on change in fair value of interest rate swap	191	(34)
Acquisition-related retention expense and contingent consideration	1,985	3,770
Changes in operating assets and liabilities:
Accounts receivable	4,466	(11,275)
Contract assets and contract liabilities, net(1)	(24,779)	5,557
Other current assets	3,220	(499)
Accounts payable, including retainage	5,288	(10,298)
Accrued income taxes	(318)	1,024
Accrued expenses and other current liabilities	(8,918)	3,111
Operating lease liabilities	(3,999)	(3,850)
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,523)	(2,175)
Other long-term liabilities	409	(141)
Net cash provided by operating activities	45,700	36,783
Cash flows from investing activities:
Pioneer Power Transaction, net of cash acquired	(65,651)	—
Kent Island Transaction, net of cash acquired	—	(13,387)
Consolidated Mechanical Transaction, net of cash acquired	(3)	(23,201)
Proceeds from sale of property and equipment	1,875	1,536
Purchase of property and equipment	(3,807)	(7,524)
Advances from joint ventures	—	7
Net cash used in investing activities	(67,586)	(42,569)
Cash flows from financing activities:
Proceeds from Wintrust Revolving Loan	73,843	—
Payments on Wintrust Revolving Loan	(73,843)	—
Payment of contingent consideration liability up to acquisition-date fair value	(3,477)	(1,325)
Payments on finance leases	(4,367)	(3,045)
Proceeds from contributions to employee stock purchase plan	653	440
Proceeds from the sale of shares to cover employee taxes	6,344	—
Taxes paid related to net-share settlement of equity awards	(10,684)	(5,187)
Payments of debt issuance costs	(168)	—

Net cash used in financing activities	(11,699)	(9,117)
(Decrease) increase in cash, cash equivalents and restricted cash	(33,585)	(14,903)
Cash, cash equivalents and restricted cash, beginning of year	44,995	59,898
Cash, cash equivalents and restricted cash, end of year	$11,410	$44,995

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$(94)	$—
Earnout liability associated with the Kent Island Transaction	—	4,381
Earnout liability associated with the Consolidated Mechanical Transaction	—	757
Right of use assets obtained in exchange for new operating lease liabilities	2,446	4,775
Right of use assets obtained in exchange for new finance lease liabilities	13,529	7,586
Right of use assets disposed or adjusted modifying operating leases liabilities	—	1,268
Right of use assets disposed or adjusted modifying finance leases liabilities	49	—
Interest paid	3,102	1,899
Cash paid for income taxes	$7,346	$8,529

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$144,967	77.6%	$95,483	66.5%	$49,484	51.8%
GCR	41,905	22.4%	48,167	33.5%	(6,262)	(13.0)%
Total revenue	186,872	100.0%	143,650	100.0%	43,222	30.1%

Gross profit:
ODR(1)	36,447	25.1%	30,605	32.1%	5,842	19.1%
GCR(2)	11,637	27.8%	12,966	26.9%	(1,329)	(10.2)%
Total gross profit	48,084	25.7%	43,571	30.3%	4,513	10.4%

Selling, general and administrative(3)	28,038	15.0%	27,399	19.1%	639	2.3%
Acquisition-related retention expense and contingent consideration	153	0.1%	1,426	1.0%	(1,273)	(89.3)%
Amortization of intangibles	2,337	1.3%	1,732	1.2%	605	34.9%
Total operating income	$17,556	9.4%	$13,014	9.1%	$4,542	34.9%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.8 million and $1.5 million of non-cash stock-based compensation expense for the quarters ended December 31, 2025 and 2024, respectively.

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	Year Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$485,690	75.1%	$345,500	66.6%	$140,190	40.6%
GCR	161,114	24.9%	173,281	33.4%	(12,167)	(7.0)%
Total revenue	646,804	100.0%	518,781	100.0%	128,023	24.7%

Gross profit:
ODR(1)	129,876	26.7%	107,775	31.2%	22,101	20.5%
GCR(2)	39,438	24.5%	36,506	21.1%	2,932	8.0%
Total gross profit	169,314	26.2%	144,281	27.8%	25,033	17.4%

Selling, general and administrative(3)	109,518	16.9%	97,199	18.7%	12,319	12.7%
Acquisition-related retention expense and contingent consideration	1,985	0.3%	3,770	0.7%	(1,785)	(47.3)%
Amortization of intangibles	8,357	1.3%	4,688	0.9%	3,669	78.3%
Total operating income	$49,454	7.6%	$38,624	7.4%	$10,830	28.0%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $7.0 million and $5.8 million of non-cash stock-based compensation expense for the years ended December 31, 2025 and 2024, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income	$12,300	$9,842	$39,064	$30,875

Adjustments:
Depreciation and amortization	5,075	3,627	18,133	11,888
Interest expense	821	494	3,133	1,869
Interest income	(23)	(493)	(815)	(2,227)
Stock-based compensation expense	1,800	1,450	7,434	5,773
Change in fair value of interest rate swap	16	(164)	191	(34)
Restructuring costs(1)	1,758	600	2,155	1,427
Acquisition-related retention expense and contingent consideration	153	1,426	1,985	3,770
Income tax provision	5,019	3,629	9,565	9,091
Acquisition and other transaction costs	298	405	957	1,282
Adjusted EBITDA	$27,217	$20,816	$81,802	$63,714

Revenue	$186,872	$143,650	$646,804	$518,781
Adjusted EBITDA margin	14.6%	14.5%	12.6%	12.3%
(1)    For the three and twelve months ended December 31, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended December 31,				For the Years Ended December 31,
(in thousands, except share and per share amounts)	2025		2024		2025		2024
Net income and diluted earnings per share	$12,300	$1.02	$9,842	$0.82	$39,064	$3.23	$30,875	$2.57

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	2,337	0.19	1,732	0.14	8,357	0.69	4,688	0.39
Stock-based compensation expense	1,800	0.15	1,450	0.12	7,434	0.62	5,773	0.48
Change in fair value of interest rate swap	16	—	(164)	(0.01)	191	0.02	(34)	—
Restructuring costs(1)	1,758	0.15	600	0.05	2,155	0.18	1,427	0.12
Acquisition-related retention expense and contingent consideration	153	0.01	1,426	0.12	1,985	0.16	3,770	0.31
Acquisition and other transaction costs	298	0.02	405	0.03	957	0.08	1,282	0.11
Tax effect of reconciling items(2)	(1,718)	(0.14)	(1,471)	(0.12)	(5,691)	(0.47)	(4,564)	(0.38)
Adjusted net income and adjusted diluted earnings per share	$16,944	$1.40	$13,820	$1.15	$54,452	$4.51	$43,217	$3.60

Weighted average number of shares outstanding: Diluted		12,078,214		12,066,569		12,079,583		12,027,398
(1)    For the three and twelve months ended December 31, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.
Supplemental Revenue Disclosures
Organic and acquisition-related revenue are not defined under GAAP and may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for revenue as determined in accordance with GAAP. Management believes these non-GAAP measures provide useful information to investors by highlighting the underlying growth trends of the Company’s existing operations, separate from the effects of recent acquisitions. Organic revenue reflects the change in revenue from the Company’s continuing operations excluding the impact of acquisitions, while acquisition-related revenue represents the incremental contribution from businesses acquired only for the twelve-month period following the date of acquisition. These measures are intended to enhance investors’ understanding of the Company’s performance and trends over time, and should be considered in conjunction with, but not as a substitute for, GAAP revenue.
The following are reconciliations of reported revenue to organic / acquisition-related revenue for the three and twelve months ended December 31, 2025, compared to revenue for the three and twelve months ended December 31, 2024:

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Three months ended December 31, 2024	$95,483		$48,167		$143,650
Components of revenue change:
Organic revenue growth (decline)	22,849	23.9%	(12,592)	(26.1)%	10,257	7.1%
Acquisition-related revenue(1)	26,635	27.9%	6,330	13.1%	32,965	22.9%
Revenue: Three months ended December 31, 2025	$144,967	51.8%	$41,905	(13.0)%	$186,872	30.1%

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Twelve months ended December 31, 2024	$345,500		$173,281		$518,781
Components of revenue change:
Organic revenue growth (decline)	58,793	17.0%	(39,863)	(23.0)%	18,930	3.6%
Acquisition-related revenue(2)	81,397	23.6%	27,696	16.0%	109,093	21.0%
Revenue: Twelve months ended December 31, 2025	$485,690	40.6%	$161,114	(7.0)%	$646,804	24.7%
(1)    Acquisition-related revenue reflects revenue attributable to the Pioneer Power and Consolidated Mechanical acquisitions.
(2)    Acquisition-related revenue reflects revenue attributable to the Pioneer Power, Consolidated Mechanical and Kent Island acquisitions. The Company has provided an estimate of Kent Island's revenue for the twelve months ended December 31, 2025 as the acquired operations were integrated into an existing branch of the Company for which separate financial results are not maintained.